INSIDER TRADING POLICY
OF NACCO INDUSTRIES, INC.
AND ITS SUBSIDIARIES

August 2024

Table of Contents

Annex A – NACCO Industries, Inc. Rule 10b5-1 Trading Plan Guidelines
Annex B – Form of Annual Certification Letter
    -i-

NACCO INDUSTRIES, INC.
AND SUBSIDIARIES
INSIDER TRADING POLICY
___________________________________________________________________
EXECUTIVE SUMMARY
Introduction
The purpose of this Insider Trading Policy (the “Policy”) is to promote compliance with applicable federal securities laws by the directors, officers, employees, agents, and principal stockholders of NACCO Industries, Inc. (“NACCO”) and its subsidiaries (collectively, the “Company”), and to help such persons and the Company understand and remain in compliance with insider trading laws and preserve the reputation and integrity of the Company and all persons affiliated with it.
The federal securities laws (the so called “insider trading laws”) prohibit all directors, officers, employees, agents and principal stockholders of the Company (and members of the immediate families and households of the foregoing persons) from trading (buying or selling) securities of the Company and securities of any Company Business Partner (as defined below) while in possession of material inside nonpublic information (as defined below). Passing on that material nonpublic information to anyone (including friends and family members) who may trade in the Company’s securities is also prohibited.
Federal securities laws may also impose potential civil and criminal sanctions on the Company and its management for failing to take appropriate steps to prevent illegal trading or tipping. These sanctions are in addition to those that may be imposed under other federal or state laws.
Violation of this Policy by any person, regardless of any action taken or not taken by the federal government or securities regulators and regardless of the dollar amount of the trade or the source of the material nonpublic information, may result in disciplinary action against the person up to and including dismissal from the Company.
Applicability
The Policy applies to all of the Company’s directors, officers, employees, agents and principal stockholders, as well as their Related Persons (as defined below). The Board of Directors also has adopted additional procedures set forth below that apply to Covered Persons (as defined below) and their Related Persons. These procedures, among other things, require Covered Persons to pre-clear any purchase or sale of securities of the Company with the Senior Vice President, General Counsel and Secretary of NACCO or his or her designee (the “General Counsel”).
If there are any questions, they should be addressed to the General Counsel, who can be reached by telephone at (972) 448-5400.

POLICY AND PROCEDURES
Policy
No Insider Trading in Company Securities
The Company’s directors, officers, employees, principal stockholders, and agents, and their Related Persons may not buy or sell Company securities, or the securities of any Company Business Partner, while in possession of material nonpublic information about the Company, even if the decision to buy or sell is not based upon the material nonpublic information. For these purposes, any gift of securities to individuals or entities made with the knowledge or expectation that the recipient of the gift will soon sell the securities should be considered in effect a sale for cash followed by a gift of the cash. Such gifts therefore are also subject to the Policy.
Those who are aware of material nonpublic information about the Company are also prohibited from tipping (as defined below) any such information to others, including immediate family and household members or other directors, officers or employees, except for those whose job responsibilities require the information and who have a duty of confidentiality to the Company.
In addition, entities such as trusts or foundations over which a director, officer, employee, principal stockholder or agent has control, may not buy or sell Company securities while the director, officer, employee, principal stockholder or agent is in possession of material, nonpublic information about the Company.
This Policy applies to transactions in the Company’s securities, including the Company’s common stock, options to purchase common stock, or any other type of securities that the Company may issue, including (but not limited to) preferred stock, convertible debentures and warrants, as well as derivative securities that are not issued by the Company, such as put or call options or swaps relating to the Company’s securities.
No Insider Trading in Securities of Company Business Partners
In the course of performing duties for the Company, you may become aware of material nonpublic information about other publicly traded companies with which the Company does business, such as customers, vendors, and partners (each a “Company Business Partner”). No director, officer, employee or their Related Person may use such information to trade, or tip another person to trade, in the securities of a Company Business Partner.
Continuing Obligation Post-Employment
This Policy will continue to apply to any director, officer, employee, principal stockholder or agent whose relationship with the Company terminates as long as the individual possesses material nonpublic information obtained in the course of employment or a relationship with the Company. Such an individual may not trade in Company securities or the securities of any Company Business Partner until that information has become public or is no longer material.

The individuals subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and not to engage in transactions in the Company’s securities while in possession of material nonpublic information. Each individual is responsible for maintaining compliance with this Policy and ensuring that any Related Person whose transactions are subject to this Policy also are in compliance. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action by the Company, its legal department or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws. Each individual who receives this document should review the following policies and procedures carefully.
Definitions
Who is an “Insider”?
The concept of “insider” is broad. Any person who possesses material nonpublic information is considered an insider as to that information. Insiders can include Company directors, officers, employees, principal stockholders, agents, independent contractors and those persons in a special relationship with the Company such as auditors, consultants and attorneys. Insiders also include the Related Persons of persons who are insiders. The definition of an insider is transaction specific; that is, an individual is an insider with respect to each material nonpublic item of which he or she is aware.
What is “Material” Information?
The materiality of information depends upon the circumstances. Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security or where the fact is likely to have a significant effect on the market price of the security. Illegal trades can be made for a profit or to avoid a loss. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt or equity. There is no bright-line standard for assessing materiality; rather, materiality is based on a comprehensive assessment of all the facts and circumstances, and is often evaluated by enforcement authorities with 20/20 hindsight. Some examples of information that would ordinarily be regarded as material include:
(a)Financial results and financial forecasts, especially unpublished financial results, including estimates of earnings or losses;
(b)Changes in earnings guidance or financial information of the Company as a whole or one or more principal subsidiaries from that previously disclosed to the public;
(c)Payment or omission of a dividend, increases or decreases in the dividend rate or changes in dividend policies;

(d)Pending or proposed mergers, acquisitions, takeovers or other Company transactions (including negotiations regarding such transactions), and any proposed or anticipated changes in the terms of any such transaction;
(e)Significant increases or decreases in backlog orders or the award of a significant contract;
(f)Pending or proposed joint ventures;
(g)Significant changes in operations, such as interruption or curtailment of a major production facility;
(h)Introduction of significant new products or the commencement of a significant new business;
(i)Establishment, and the terms, of a program to repurchase the Company’s own securities;
(j)Adverse change in liquidity, such as a sharply decreased inflow of collections from sales or the unavailability of needed credit;
(k)Significant changes in management;
(l)The purchase or sale of substantial assets or a significant change in the value of such assets;
(m)Extraordinary borrowings;
(n)Initiation or termination of significant litigation, including settlement negotiations regarding such litigation;
(o)Regulatory or governmental inquiry or investigation of the Company, its management or employees;
(p)Major product recalls;
(q)Declaration of stock splits and stock dividends;
(r) Proposed issuances or new securities, either public or private;
(s)Significant related party transactions; and
(t)Any other significant activity which is not in the ordinary course of business, either because of the nature of the activity or the magnitude of the activity.

The foregoing list is only illustrative; many other types of information may be considered “material” depending on the circumstances. The materiality of particular information is subject to reassessment on a regular basis. In evaluating the materiality of any nonpublic information, consider this common-sense question: Does knowing the information make you want to buy or sell the Company’s securities? If it does, the information is likely material. When in doubt, please contact the General Counsel.
What is “Nonpublic” Information?
Information is “nonpublic” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through a report filed with the Securities and Exchange Commission (“SEC”) or through such media as Dow Jones, Reuters Economic Services, The Wall Street Journal, Associated Press, United Press International, or broadcasts on widely-available radio or television programs. The circulation of rumors, even if accurate, does not constitute effective public dissemination nor is information that is only available to Company employees or to a select group of analysts, brokers and institutional investors. In addition, even after a public announcement of material information, a reasonable period of time must elapse in order for the market to react to the information.
Generally you should allow two full trading days following publication, as a reasonable waiting period before such information is deemed to be public in order to provide the public with sufficient time to absorb the information. Therefore, for example, if an announcement is made before the commencement of trading on a Monday, you may trade in securities of the Company starting on Wednesday of that week, because two full trading days would have elapsed by then. As further examples, if the announcement is made on Monday after trading begins, employees may not trade in securities of the Company until Thursday, and if the announcement is made on Friday after trading begins, you may not trade in securities of the Company until Wednesday of the following week. Note that this restriction is in addition to any other restrictions that apply under this Policy, including the requirement that trades by Covered Persons be pre-cleared.
Who is a “Related Person”?
A “Related Person” includes your spouse, minor children and anyone else living in your household; partnerships in which you are a general partner; corporations in which you either singly or together with other “Related Persons” own a controlling interest; trusts of which you are a trustee, settlor or beneficiary; estates of which you are an executor or beneficiary; or any other group or entity where the insider has or shares with others the power to decide whether to buy or sell securities. Although a person’s parent, adult child or sibling may not be considered a Related Person (unless living in the same household), a parent, adult child or sibling may be a “tippee” (as defined below) for securities laws purposes.
Who is a “Covered Person”?
A “Covered Person” is any Company director; officer or direct report of the President, Chief Executive Officer (“CEO”), the Senior Vice President, Chief Operating Officer, Senior Vice President, Chief Financial Officer or the Senior Vice President, General Counsel; any other “exempt” employee employed in the Finance or Accounting Department; or any other person designated by the Board of Directors. The status of a person who becomes a Covered Person continues as such until three (3) months after his or her association with the Company has terminated in its entirety.

What is “Tipping”?
Tipping involves directly or indirectly communicating material nonpublic information to any third party (“tippee”) who is not authorized to receive it, including but not limited to Related Persons. Insiders who tip others can be held civilly and criminally liable for insider trading conducted by their tippees. Tippees can also be exposed to civil and criminal liability for insider trading if they trade on the information or tip others about the information. Tipping may occur directly through overt communication of the material nonpublic information or indirectly through signals, code words, or other suggestions to buy or sell securities made while the tipper is in possession of material nonpublic information. It is the Company’s policy that insiders are required to keep completely and strictly confidential all material nonpublic information relating to the Company.
Procedures
In order to implement the Company’s Policy, the following procedures should be observed:
Disclosure of Material Nonpublic Information
Until publicly released by the Company, material nonpublic information must not be disclosed to anyone, except appropriate persons within the Company or those third parties to whom the Company desires to provide such information and who have a duty of confidentiality to the Company.
Pre-Clearance by Covered Persons
Covered Persons must obtain prior clearance from the General Counsel before they or their Related Persons effect any transactions involving securities of the Company (including any gift, loan, pledge, contribution to a trust or other transfer). The General Counsel may not trade in securities of the Company unless the Principal Accounting Officer has approved the trade(s) in accordance with the procedures set forth in this Policy and procedures. Any request for preclearance by the Covered Person should be submitted at least two business days in advance of the proposed transaction, to permit appropriate consideration. The General Counsel is under no obligation to approve a transaction for pre-clearance. If the Covered Person seeking pre-clearance to engage in a transaction is denied, then he or she should refrain from initiating any transaction in Company securities and should not inform any other person of the restriction.
When a request for pre-clearance is made by a Covered Person, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company, and should describe fully those circumstances to the General Counsel.

Each proposed transaction will be evaluated to determine if it raises insider trading or other concerns under the federal or state securities laws and regulations. This evaluation does not create an attorney-client or investment advisory relationship between the General Counsel and the Covered Person. Clearance of a transaction is only valid for the period provided by the General Counsel at the time of notification of the pre-clearance. If the transaction order is not placed within that period, clearance of the transaction must be re-requested. If clearance is denied at any time during the process, the fact of such denial must be kept confidential by the person requesting such clearance.
Additional Procedures for Section 16 Filers
Federal securities laws require the Company’s directors, certain officers designated by the Board of Directors, and holders of more than 10% of any class of the Company’s equity securities (collectively, “Section 16 Filers”) to make certain reports concerning their ownership of and transactions in the Company’s securities. Section 16 Filers are also subject to “short-swing” profit restrictions on the sale of Company securities within six months of acquiring them. Accordingly, in addition to the preclearance procedures specified above, Section 16 Filers should, at the time they request approval from the General Counsel to trade, (a) be prepared to report the transaction on an appropriate SEC Form 4 or Form 5, and (b) advise whether he or she has effected transactions in the Company’s securities within the previous six months.
Form 144 Reports
The Company’s directors and certain officers designated by the Board of Directors are required to file Form 144 with the SEC before making an open market sale of Company securities. This form notifies the SEC of the person’s intent to sell Company securities and is publicly available upon filing. Persons subject to this requirement should, at the time they seek approval to trade from the General Counsel, be prepared to comply with SEC Rule 144 and file Form 144, if necessary, at the time of any sale.
No Speculative Transactions
Investing in securities of the Company provides an opportunity to share in the Company’s future growth. Investment in the Company and sharing in the growth of the Company, however, does not mean short-range speculation based on fluctuations in the market. Such activities may put the personal gain of the directors, officers, employees, principal stockholders or agents and their Related Persons in conflict with the best interests of the Company and its securityholders.
Directors, executive officers and principal stockholders of the Company are prohibited by the federal securities laws from making any short sale (i.e., sale of securities not owned) or sale against the “box” (i.e., sale of securities owned but not delivered against the sale) of equity securities of the Company. This short-sale rule prohibits sale of any securities not owned at the time of sale.
For the same reason no director, officer or principal stockholder of the Company and no Related Persons shall purchase or sell puts or calls on securities of the Company or otherwise trade in or write options on such securities. Covered Persons and their Related Persons are also prohibited from participating in discussions about the Company, its business or its securities on social media, except as part of their official duties for the Company.

Hedging Transactions
Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an individual to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the individual to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the individual may no longer have the same objectives as the Company’s other shareholders. Therefore, Covered Persons are prohibited from engaging in such transactions.
Margin Accounts and Pledges
Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Covered Persons are prohibited from holding Company securities in margin accounts. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company securities, Covered Persons are prohibited from pledging Company securities as collateral for a loan without prior approval of the General Counsel.
Transactions Under Rule 10b5-1 Plans
SEC Rule 10b5-1 provides an affirmative defense to insider trading liability. To be eligible to rely on this defense, a person must enter into a “Rule 10b5-1 Plan,” which is a written plan for trading Company securities that meets the requirements of Rule 10b5-1 and the Company’s Rule 10b5-1 Trading Plan Guidelines (attached as Annex A to this Policy). Any Rule 10b5-1 Plan by a Covered Person must be approved by the Company’s CEO and General Counsel.

    Trading Windows
Many public companies permit trading in their securities during announced open “trading windows.” The Company does not utilize trading windows. We believe that the interests of the Company and its Covered Persons are best served by requiring the pre-clearance of all trades by Covered Persons of Company securities, as described in this Policy.
Application of Restrictions
Transactions that a director, officer, employee, principal stockholder or agent believes to be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not exceptions to the foregoing Policy and procedures. Even the appearance of an improper transaction must be avoided. Each individual subject to the foregoing Policy and procedures is expected to be responsible for the compliance of his or her Related Persons. No circumvention of this Policy and procedures is permitted. It is a violation of this Policy to try to accomplish indirectly what is prohibited directly by the Policy and procedures. The short-term benefits you might receive cannot outweigh the potential liability and loss of reputation to you and the Company that may result when you are involved in, or even suspected of, the illegal trading of securities.
Nominated Individuals
From time to time, the Company may also prohibit all or certain Covered Persons from trading securities of the Company because of material developments known to the Company and certain individuals identified by officers of the Company and not yet disclosed to the public. In such event, all such designated Covered Persons may not engage in any transaction involving the purchase or sale of the Company’s securities and should not disclose to others the fact of such suspension of trading. The Company would permit trading, subject to the terms of this Policy, after two full trading days have elapsed following the date of public disclosure of the information, or at such time as the information is no longer material.
PENALTIES FOR INSIDER TRADING
Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and, potentially, the Company. A person can be subject to some or all of the penalties below even if he or she does not permanently benefit from the violation. Penalties include:
•civil injunctions;
•treble damages;
•disgorgement of profits;
•jail sentences of up to 20 years and criminal fines of up to $5.0 million per violation;
•civil fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited;
•civil fines for the Company or other controlling/supervisory person plus, in the case of entities only, a criminal penalty of up to $2.5 million; and
•criminal penalties up to 25 years in prison for knowingly executing a “scheme or artifice to defraud any person” in connection with any registered securities.
In addition, any violation of this Policy and procedures is likely to result in serious sanctions by the Company, including dismissal of the persons involved, whether or not the employee’s failure to comply results in a violation of law.
ACKNOWLEDGMENT
All Covered Persons must certify annually in writing that they have read and intend to comply with this Policy. See Annex B.

AMENDMENT
The Board of Directors of the Company reserves the right to amend this Policy and procedures at any time.
INTERPRETATIONS
Any requests for interpretation of the provisions of this Policy and procedures, including the determination of whether or not particular information is “material” or “public” should be referred to the General Counsel.

    ANNEX A

NACCO Industries, Inc.
Rule 10b5-1 Trading Plan Guidelines
These guidelines are designed to facilitate the review of pre-arranged trading plans under Rule 10b5-1 (“Rule 10b5-1”) of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) submitted to the Chief Executive Officer (“CEO”) and General Counsel of the Company for review and pre-approval pursuant to the Company’s Insider Trading Policy (the “Policy”). Terms used in these guidelines without definition are as defined in the Policy. The CEO and General Counsel have been authorized by the Board of Directors of the Company to amend these guidelines at any time for the purpose of conforming these guidelines with applicable law, in accordance with legal advice, or the rules and regulations of the Securities and Exchange Commission.
Pre-Arranged Plan Provisions. Each pre-arranged trading plan will be reviewed and pre-approved by the CEO and General Counsel. The CEO and General Counsel will determine whether the proposed pre-arranged trading plan contains the following mandatory terms, unless the CEO and General Counsel recognize that there is an exception in a particular case.
•The plan must expressly affirm an intent to comply with Rule 10b5-1.
•If the person entering into (or modifying) the plan is a director or officer of the Company, the plan must include a certification that, on the date of adoption (or modification) of the plan, the person is not in possession of material nonpublic information about the Company or its securities.
•If the person entering into (or modifying) the plan is a director or officer of the Company, the plan must include a certification that, on the date of adoption (or modification) of the plan, the person is adopting (or modifying) the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Section 10(b) and Rule 10b-5 under the Exchange Act.
•The plan must specify the nature of the transactions (e.g., purchase or sale).
•The plan must not permit the exercise of any subsequent influence over how, when or whether to effect purchases or sales; provided, in addition, that any other person who, pursuant to the plan, did exercise such influence must not have been aware of material nonpublic information when doing so.
•The plan must specify the terms of all transactions (identify the amounts, prices, and dates of proposed transactions).
•If the person entering into (or modifying) the plan is a director or officer of the Company, the plan must provide for a cooling-off period of at least the later of (1) 90 days after the adoption (or modification) of the plan and (2) two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the completed fiscal quarter in which the plan was adopted (or modified) (but not to exceed 120 days following plan adoption (or modification)), before execution of the first transaction (or next transaction, in the case of a modification) under the plan.
•If the person entering into (or modifying) the plan is not an officer or director of the Company, the plan must provide for a cooling-off period of at least 30 days after adoption (or modification) of the plan before execution of the first transaction (or next transaction, in the case of a modification) under the plan.
•The plan must specify a termination date that is at least six months following the effective date of the plan.
•If the person entering into (or modifying) the plan is an officer or director of the Company, the plan must include reporting compliance provisions, instructing parties effecting transactions to provide timely notification of such transactions to the General Counsel for purposes of assuring compliance with applicable reporting requirements, such as those arising under Rule 144 of the Securities Act of 1933 and Section 16 under the Exchange Act.

Additional Requirements/Considerations. The following requirements and considerations apply in connection with any pre-arranged trading plan, unless the CEO and General Counsel recognize there is an exception in a particular case.
•A plan must be entered into (or modified) in good faith and not as part of a plan or scheme to evade the prohibitions of Section 10(b) and Rule 10b-5 under the Exchange Act.
•Once a plan has been entered into (or modified), the person entering into the plan must act in good faith with respect to such plan throughout the duration of the plan.
•Any modification or change to the amount, price or timing of the purchase or sale of securities underlying a plan will generally be considered a termination of such plan and the adoption of a new plan, which will be subject to the cooling-off periods specified above.
•The plan must be entered into, modified or terminated while the person entering into, modifying, or terminating the plan is not aware of any material nonpublic information regarding the Company and its securities.
•The plan may not be modified or terminated without the prior approval of the CEO and General Counsel, which approvals may require a waiting period, as appropriate.
•The person entering into (or modifying) the plan may generally only have one pre-arranged trading plan in effect and active at any time. However, a person may maintain two separate plans at the same time so long as trading pursuant to the later-commencing plan is not authorized to begin until after all trades under an earlier-commencing plan are completed or have expired without execution (if an individual otherwise terminates the earlier-commencing plan, the later-commencing plan would be subject to a new cooling-off period, as described above).

•If the plan is designed to effect the open-market purchase or sale of the total amount of securities subject to such plan as a single transaction (a “single-trade plan”), the person entering into (or modifying) the plan must not have entered into (or modified) another single-trade plan in the prior 12-month period that also qualified for the affirmative defense under Rule 10b5-1.
•In the case of officers and directors of the Company, the adoption, modification, or termination of a plan, the material terms of a plan (other than price), and transactions pursuant to a plan will be publicly disclosed in accordance with the applicable laws, rules, and regulations of the Securities and Exchange Commission.
•In connection with the entry into (or modification of) a plan, an officer or director should consider, in consultation with the General Counsel, Section 16(b) of the Exchange Act. Most transactions under Rule 10b5-1 trading plans are likely to involve open-market sales or purchases that could be matched with opposite-way transactions within less than six months to produce “short-swing” profits recoverable by the Company under Section 16(b). An officer or director establishing a plan should determine whether there are any potentially matchable transactions in the past, or in the future, that could cause profits from plan transactions to be recovered by the Company under Section 16(b).

ANNEX B

Mr. John D. Neumann
Senior Vice President, General Counsel and Secretary
NACCO Industries, Inc.
5340 Legacy Drive
Building 1, Suite 300
Plano, Texas 75024-3141

    Re: Insider Trading Policy Certification

Mr. Neumann:

I certify that I have read, understand and agree to adhere to the Insider Trading Policy (the “Policy”) of NACCO Industries, Inc. (the “Company”) to prevent trading while in possession of material nonpublic information and to prevent the misuse of such information.

Printed Name

Signature

Date